EXHIBIT 10.1

EXECUTION VERSION

AMENDMENT TO LETTER AGREEMENT
This Amendment to Letter Agreement ("Amendment"), effective as of March 13, 2017 ("Effective Date"), is by and among Foresight Reserves, LP ("Reserves"), for itself and as attorney in fact for the Other Investors (collectively with Reserves, "FRLP"), Murray Energy Corporation ("MEC") and Foresight Energy, LP ("FELP"). FRLP, MEC and FELP are each a "Party" and are collectively the "Parties."
Recitals
A.	The Parties previously entered into that certain letter agreement dated August 30, 2016 relating generally to refinancing the Second Lien Exchangeable PIK Notes due 2017 ("Letter Agreement").
B.	The Letter Agreement may not be amended nor any provision waived or modified except by an instrument in writing signed by MEC, FELP and Reserves (on behalf of FRLP).
C.	The Parties desire to enter into this Amendment to amend the Letter Agreement.
Agreement
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.	Definitions.
1.1.	"FRLP Exchangeable Notes Amount" has the meaning assigned in the Letter Agreement.
1.2.	"FRLP Participation Amount" means the sum of the FRLP Second Lien Notes Amount and the FRLP Exchangeable Notes Amount.
1.3.	"FRLP Second Lien Notes" means the Senior Secured Second Lien PIK Notes due 2021 in an initial aggregate principal amount of $15,226,000 issued by the Issuers to FRLP pursuant to the Indenture dated August 30, 2016.
1.4.	"FRLP Second Lien Notes Amount" means the sum of the initial aggregate principal amount of the FRLP Second Lien Notes plus accrued and unpaid interest thereon.
1.5.	"Global Refinancing" means any transaction or series of transactions related to the refinancing of approximately $1.4 billion of debt of FELP and its subsidiaries under the terms and conditions generally described in the confidential preliminary offering circular dated March 8, 2017 ("Offering Circular").

1.6.	"New First Lien Term Loan Facility" means the secured term loan facility or series of secured term loan facilities generally conforming to the "New Term Loan" described in the Offering Circular. For the avoidance of doubt, a "New First Lien Term Loan Facility" does not include any revolving credit facility.
1.7.	"New Second Lien Notes" means the second lien debt securities or series of second lien debt securities generally conforming to the Second Lien Senior Secured Notes due 2024 described in the Offering Circular.
1.8.	"Term" means the period of time beginning on the Effective Date and ending on the date this Amendment is terminated as set forth herein.
2.	Waiver; Indenture Election.
2.1.	The Parties waive, for the duration of the Term (and, if the Global Refinancing is consummated during the Term, permanently), the requirements set forth in numbered paragraph three (3) and numbered paragraph four (4) of the Letter Agreement.
2.2.	For all purposes under the Indenture (as defined in the Letter Agreement), FRLP shall be deemed to have elected to have its FRLP Exchangeable Notes redeemed for cash. For the avoidance of doubt, the preceding sentence does not affect the rights of FRLP to participate in the Global Refinancing as set forth herein or any other rights of FRLP pursuant to this Amendment.
3.	FRLP Participation Right.
3.1.	FRLP shall have the right, at its option, to participate, as a lender or purchaser (as the case may be), in any tranche or series of any New First Lien Term Loan Facility and any New Second Lien Notes, up to an initial aggregate principal amount not to exceed the FRLP Participation Amount.
3.2.	If FRLP exercises such right, FRLP may elect to lend or purchase notes (as the case may be) under any tranche or series of any New First Lien Term Loan Facility or New Second Lien Notes up to any amount of initial principal: provided, that the aggregate amount of all principal lent and the principal amount of all notes purchased by FRLP shall not exceed the FRLP Participation Amount; provided further, that, subject to FRLP's right to elect to lend money or purchase notes, as applicable, under the terms and conditions described in this Amendment in any allocation it chooses (not to exceed, in the aggregate, the FRLP Participation Amount), FRLP’s participation as a lender or purchaser (as the case may be) shall be on the same terms as other lenders or purchasers (as the case may be) in respect of the New First Lien Term Facility or New Second Lien

Notes, as applicable, and FRLP will participate through the same process as other lenders (including by interacting with the arrangers, in the case of the New First Lien Term Facility) or other purchasers (including by purchasing through the initial purchasers, in the case of New Second Lien Notes).
3.3.	FELP and MEC shall, and shall cause their respective affiliates to, exercise commercially reasonable efforts to keep FRLP reasonably informed of the terms and conditions proposed for any New First Lien Term Loan Facility and any New Second Lien Notes, which efforts shall include (i) promptly delivering to FRLP copies of all contracts and agreements (including drafts thereof) proposed to be adopted or entered into in connection with the Global Refinancing and all other documents related thereto; and (ii) permitting a representative of FRLP to be included on all market update calls and similar communications with potential lenders related to the Global Refinancing.
3.4.	FRLP shall communicate an election to participate (or not participate) in any New First Lien Term Loan Facility or any New Second Lien Notes by delivering written notice (a "Participation Notice") by email (delivery receipt requested) to the email address of Robert D. Moore, which must be delivered before the deadline set by FELP and its advisors for the submission of bids from third party lenders or purchasers, as applicable, to participate in the relevant portion(s) of the Global Refinancing ("Bid Deadline"). Based on the overall marketing process for the New First Lien Term Loan Facility and New Second Lien Notes, there may be separate Bid Deadlines for each of the New First Lien Term Loan Facility and New Second Lien Notes. Such Participation Notice shall identify the facility (or facilities) and, if applicable, the series or tranche(s) in which FRLP elects to participate and the amount of principal to be lent or principal amount of notes to be purchased (as the case may be) in connection with such election. FELP shall deliver notice of the applicable Bid Deadline to FRLP as soon as reasonably practical. Failure to deliver a Participation Notice before the Bid Deadline shall be deemed an election not to participate in the New Term Loan or New Second Lien Notes. FRLP shall also take such actions as are necessary or required by the arrangers or initial purchasers, as applicable, in respect of the New First Lien Term Loan Facility or New Second Lien Notes to receive an allocation. FELP shall take such actions as are necessary or required by the arrangers or initial purchasers, as applicable, in respect of the New First Lien Term Loan Facility or New Second Lien Notes to ensure that FRLP receives its elected allocation with respect thereto.

3.5.	FELP shall not, and shall cause its affiliates not to, consummate any part of the Global Refinancing unless FRLP has been afforded its participation rights in accordance with this Amendment.
3.6.	If FRLP has elected to participate in a financing in accordance with this Amendment, FELP may not, and shall cause its affiliates not to, agree to any amendment, modification or change to the terms of such financing prior to the closing of the Global Refinancing without the prior written consent of FRLP.
3.7.	During the Term, FELP shall not, and shall cause its affiliates not to, amend, replace, refinance, retire, redeem, purchase, sell, incur or issue any debt (other than trade accounts payable, letters of credit, guaranties and similar debt incurred in the ordinary course of business) except in connection with the Global Refinancing. For the avoidance of doubt, the foregoing sentence does not prohibit borrowing under FELP's, Foresight Energy LLC’s or their respective subsidiaries’ revolving credit facility as it exists on the date hereof or accounts receivable financing facility as it exists on the date hereof.
3.8.	The Parties agree that compliance with the terms set forth in this Agreement will be deemed to satisfy all of the Parties' obligations under numbered paragraph three (3) and numbered paragraph four (4) of the Letter Agreement: provided, that if FELP complies with this Agreement and the arranger(s) or initial purchaser(s) (as the case may be) do not allocate to FRLP the amount of principal elected by FRLP to be lent or principal amount of notes elected by FRLP to be purchased (as the case may be) (not to exceed, in the aggregate, the FRLP Participation Amount), then the Parties' obligations under numbered paragraph three (3) and numbered paragraph four (4) of the Letter Agreement shall be deemed to have not been satisfied.
4.	Termination.
4.1.	This Amendment may be terminated by any Party by the delivery of written notice to the other Parties at any time on or after April 17, 2017.
5.	Miscellaneous.
5.1.	The Parties shall give such additional assurances and shall perform such additional acts, and shall cause their respective affiliates to give such additional assurances and perform such additional acts, as may be reasonable to give effect to the intent of this Amendment.
5.2.	Any capitalized term used but not defined herein shall have the meaning assigned in the Letter Agreement.

5.3.	Except as modified in accordance with this Amendment, the terms and conditions of the Letter Agreement shall remain in effect.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this AMENDMENT TO LETTER AGREEMENT as of the date first written above.
FORESIGHT RESERVES, LP, for itself and as attorney in fact for the Other Investors	FORESIGHT ENERGY LP
By: Foresight Energy GP LLC, its General Partner

/s/ Paul Vining	/s/ Robert D. Moore
Name: Paul Vining	Name: Robert D. Moore
Title: President	Title: President and Chief Executive Officer

MURRAY ENERGY CORPORATION

/s/ Robert D. Moore
Name: Robert D. Moore
Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

[Signature Page to Letter Agreement Amendment]